EXHIBIT 10.2

LISMORE CAPITAL LLC

14185 Dallas Parkway, Suite 1100

Dallas, Texas 75254

March 20, 2020

Deric Eubanks

Chief Financial Officer

Braemar Hotels & Resorts Inc.

14185 Dallas Parkway, Suite 1100

Dallas, TX 75254

RE:     Braemar Loan Modifications/Forbearance

Dear Deric:

This agreement (this “Agreement”) sets forth the understanding and agreement between Lismore Capital LLC (“Lismore”) and Braemar Hotels & Resorts Inc. and its affiliates (collectively, “Braemar”):

1)	Braemar hereby grants Lismore the exclusive right and authority during the Agreement Term (as defined herein) to negotiate the refinancing, modification or forbearance of the existing mortgage debt on Braemar’s hotels listed on Schedule A hereto (the “Financing”). For the purposes of this Agreement, Financing shall include, without limitation, senior or subordinate loan financing, provided in any single transaction or a combination of transactions, including, mortgage loan financing, mezzanine loan financing, or subordinate loan financing encumbering the applicable hotel or unsecured loan financing.

2)	This Agreement shall commence on the date hereof and shall end on the date that is twelve (12) months following the date hereof, or upon it being terminated by Braemar on not less than thirty (30) days written notice (the “Agreement Term”).

3)	Lismore shall solicit proposals for the Financing (the "Financing Proposals"), which Financing Proposals shall set forth, in writing, the terms and conditions for the potential Financing. Braemar retains absolute discretion to reject any Financing Proposal for any reason whatsoever, in which event it will not be liable for any Advisory Fee (as defined herein), or other compensation to Lismore on account of any such rejected Financing Proposal. Lismore shall keep Braemar periodically informed as to the status of discussions concerning any Financing by regular report.

4)	Braemar shall promptly provide all necessary information and documentation reasonably requested by Lismore for the purpose of securing the Financing.

5)	Lismore is acting as an independent contractor pursuant to this Agreement, is not acting as an agent of Braemar or in a fiduciary capacity with respect to Braemar, and is not assuming any duties or obligations other than those expressly set forth in this Agreement.

6)	Lismore shall be paid an advisory fee (the “Advisory Fee”) of up to 50 basis points (0.50%) of the aggregate amount of such Financing, calculated and payable as follows:

(i)	12.5 basis points (0.125%) of the aggregate amount of potential Financings upon execution of this Agreement;

(ii)	12.5 basis points (0.125%) payable in six equal installments beginning April 20, 2020 and ending on September 20, 2020; provided, however, in the event Braemar does not complete, for any reason, Financings during the term of this Agreement equal to or greater than $1,091,250,000, then Braemar shall offset, against any fees owed by Braemar or its affiliates pursuant to the Advisory Agreement (as defined below), a portion of the fee paid by Braemar to Lismore pursuant to this paragraph 6(ii) equal to the product of (x) the amount of Financings completed during the term of this Agreement minus $1,091,250,000 multiplied by (y) 0.125; and

(iii)	25 basis points (0.25%) payable upon the acceptance by the applicable lender of any Financing.

“Advisory Agreement” means that certain Fifth Amended and Restated Advisory Agreement, effective as of January 15, 2019, by and among Braemar Hotels & Resorts Inc., Braemar Hospitality Limited Partnership, Braemar TRS Corporation, Ashford Inc. and Ashford Hospitality Advisors LLC, as amended.

7)	Braemar agrees to reimburse Lismore within 15 days of billing and providing copies of receipts and invoices for all reasonable third-party out-of-pocket expenses incurred by Lismore in the performance of its duties under this Agreement including, without limitation, travel, meals, lodging, market research, graphic design, printing and mailing costs. In no event shall reimbursable expenses exceed $10,000 without first receiving Braemar’s written consent.

8)	Braemar shall (i) refer to Lismore all inquiries regarding a possible Financing from all parties, (ii) furnish to Lismore the names of all parties with which Braemar has had discussions or contacts concerning a possible Financing, such persons and parties to then be eligible to be included on the Prospects List (as defined below), and (iii) not initiate or engage in any discussions concerning a possible Financing without the participation of Lismore. Braemar shall provide Lismore and any parties potentially interested in providing Financing with all appropriate available information and material concerning the applicable hotel(s).

9)	Within fifteen (15) days after the expiration of the Agreement Term, Lismore shall furnish to Braemar a list setting forth the names of all parties with which it has discussed a Financing (the “Prospects List”). In the event that Braemar accepts a Financing for a hotel or hotels from any party on the Prospects List within three (3) months following the expiration of the Agreement Term (the “Tail Period”), an Advisory Fee pursuant to paragraph 6 above shall be due and payable to Lismore as if the Agreement Term had not expired. Further, if good faith discussions with any prospective capital provider on the Prospects List are ongoing at the expiration of the Tail Period and such discussions result in the closing of a Financing, then Lismore shall earn an Advisory Fee.

10)	Should Lismore deem it necessary or advisable or should local laws require, Lismore shall have the right to procure the cooperation of a licensed real estate broker and/or mortgage broker to assist Lismore in representing Braemar. Braemar shall not pay any costs related to such co-brokerage arrangement, if any.

11)	This Agreement comprises the complete and exclusive statement of agreement between us, superseding all proposals, oral or written, and all other communications between us. Any future amendments or modifications to the Agreement shall only be made in writing and executed by both parties. If any provision of this Agreement is determined to be unenforceable, all other provisions shall remain in force.

12)	This Agreement, and the validity, performance and/or enforcement hereof, whether in contract or tort, shall be exclusively governed by the laws of the State of Texas.

13)	Braemar represents and warrants that it has the power and authority to bind all parties defined as “Braemar” hereunder and that such parties are so bound by the signature on behalf of Braemar affixed hereto. There is no other person or entity whose consent is required in connection with the performance of Braemar’s obligations hereunder or to the contemplated transaction.

14)	All notices hereunder shall be in writing to the addresses of the parties set forth herein, and shall be deemed given if delivered by fax or email with a copy regular or express mail.

If this is in accordance with your understanding, kindly confirm your acceptance of this Agreement by executing below.

Very truly yours,

Lismore Capital LLC

By:	/s/ Rob Hays
Name: Rob Hays
Its: Chief Strategy Officer

Braemar Hotels & Resorts Inc.

By:	/s/ Deric Eubanks
Name: Deric Eubanks
Its: Chief Financial Officer

Schedule A

Loan	Amount
Prudential Hilton Joint Venture	$146,250,000
BAML - Ritz-Carlton Tahoe	$54,000,000
BAML 4 - Pack	$435,000,000
BAML - Pier House	$80,000,000
BAML - Bardessono	$40,000,000
JPM - Park Hyatt Beaver Creek	$67,500,000
BAML - Yountville	$51,000,000
BAML - Ritz-Carlton Sarasota	$100,000,000
Apollo - Ritz-Carlton St.Thomas	$42,500,000
BAML Credit Facility	$75,000,000

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